Exhibit 7.13

August 20, 2003

Mr. Gregory M. Shepard

15 Country Club Place

Bloomington, Illinois 61701

Dear Mr. Shepard:

You have informed us that State Auto Financial Acquisition Corporation, an Illinois Corporation (“STFAC”) newly formed by you (so long as it has become a party to each of the confidential engagement letter dated May 29, 2003 from Jefferies & Company, Inc. to Shepard and the Indemnification Letter (as defined therein) pursuant to documentation satisfactory to Jefferies), and/or you (in your individual capacity), as the context may require, are hereinafter referred to sometimes as “you”), are seeking to undertake a financing in connection with the following transactions (such transactions collectively referred to herein as the “Transaction”) which you have informed us are as follows: (i) STFAC will offer to purchase 8,000,000 shares of the outstanding common stock, without par value (the “Common Shares”), of State Auto Financial Corporation (“STFC”), an Ohio insurance holding company and a publicly-traded subsidiary of State Automobile Mutual Insurance Company (“State Auto” or the “Issuer”), an Ohio mutual property and casualty insurance company which owns 67.2% of the outstanding Common Shares, at $32.00 per share (the “Offer”), subject to: 1) State Auto not tendering any of its Common Shares, 2) officers and directors of STFC, State Auto and their affiliates not exercising any options exercisable for Common Shares into the Offer, 3) your having the right to appoint a majority of each of the Boards of Directors of State Auto, STFC and each of their respective subsidiaries, 4) State Auto merging with STFAC immediately after the Offer is consummated, with State Auto as the surviving entity (the “Proposed Merger”), 5) the receipt of all requisite governmental and regulatory approvals, and 6) State Auto agreeing to issue up to $300.0 million of Surplus Notes with an effective yield of up to 10% and having a two-year maturity, pursuant to Section 3901.72 of the Ohio Revised Code (the “Surplus Notes”); and (ii) you will not tender the 2,000,000 Common Shares that you currently own, and you or an associate will purchase (the “Purchase”) 1,000,000 Common Shares from STFAC prior to the Proposed Merger for an aggregate purchase price of $32 million (resulting in the ownership by you (together with your associate, if applicable) of 3,000,000 Common Shares). You have advised us that in order to consummate the Transaction, you will require financing (the “Financing”) in the approximate amount of up to $300.0 million of Surplus Notes. The Surplus Notes would have a two-year maturity, and would have an effective yield of up to 10% per annum.

We are pleased to confirm that Jefferies & Company, Inc. (“Jefferies”) is highly confident in our ability to arrange the Financing of the Surplus Notes in an aggregate principal amount of up to $300.0 million. Our ability to complete the Financing is subject to (i) there having been in our sole judgment no material adverse change in business, result of operations, properties, condition (financial or otherwise) or prospects of State Auto, STFC, STFAC or any of their respective subsidiaries since December 31, 2002; (ii) market conditions for the issuance of high yield and investment grade securities remain comparable to those existing as of the date hereof as determined by us in our sole discretion; (iii) our receipt of audited and unaudited historical financial statements (including unaudited pro forma financial statements giving effect to the Transaction) of each of State Auto, STFC, STFAC and their respective subsidiaries, acceptable to us and conforming to the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated pursuant thereto for registration statements filed thereunder for the prior three full fiscal years of each such entity and the full fiscal quarters that have elapsed since the most recently ended fiscal year of each such entity, (iv) completion of additional business, financial, tax, legal, regulatory, accounting and other customary due diligence on State Auto and STFC and their respective subsidiaries to our satisfaction in our sole discretion and our not having discovered or otherwise becoming aware of any information not previously disclosed to us that we believe in our sole discretion to be inconsistent in a material and adverse manner with our understanding, based on the information provided to us prior to the date hereof, of the business, results of operations, properties, condition (financial or otherwise) or prospects of State Auto, STFC, or any of their respective subsidiaries; (v) the Financing being on terms and conditions, including pricing and fees, that in our sole discretion are appropriate for transactions of those sizes, types and purposes and that are satisfactory to us, and the Transaction being on terms and conditions satisfactory to us in our sole discretion; (vi) the preparation, execution, and delivery of documentation satisfactory to us in our sole discretion, our counsel and the purchasers of the Surplus Notes, which documentation will contain representations, warranties, conditions, covenants, indemnification obligations and other terms and provisions as are customary in transactions of this type; (vii) the Financing, the Transaction and all other transactions related thereto being provided for and consummated pursuant to documentation satisfactory to us in our sole discretion; (viii) the capitalization of State Auto, STFC and STFAC, assuming completion of the Financing, the Transaction and all other transactions related thereto, upon terms and conditions satisfactory to us in our sole discretion; (ix) receipt by State Auto, STFC and STFAC of all required approvals, including without limitation satisfactory SEC review and approval of the Transaction and the Financing and all documentation relating to the Transaction and the Financing and receipt of all other necessary government and regulatory approvals (including, without limitation, all state or federal regulatory approvals, including the approval of the terms and conditions of the Transaction and the Financing by the Ohio superintendent of insurance) and third party consents, and approval of the boards of State Auto and STFC, in each case, relating to the Transaction and the Financing and all other transactions related thereto; (x) no change or proposed change in federal law or the laws of any jurisdiction, including but not limited to insurance regulations, in which State Auto, STFC or their respective subsidiaries operate that could reasonably be expected to adversely affect the Transaction or the Financing as determined by us in our sole discretion; (xi) receipt of ratings on the Surplus Notes from Moody’s Investors Service, Inc. and Standard and Poor’s Corporation of Baa2/BBB or better and an NAIC rating of 2 or better from the National Association of Insurance Commissioners; (xii) receipt of AM Best ratings on claims paying ability for State Auto and STFC of “A” or better; (xiii) the appointment of senior management of State Auto and STFC acceptable to us in our sole discretion; (xiv) Shepard having the right to appoint nominees representing a majority of the board of directors of each of State Auto, STFC and each of their respective insurance subsidiaries and affiliates; and (xv) State Auto, STFC, STFAC or any of their respective affiliates not having entered into any financing, acquisition or other transaction that could negatively affect the Transaction and the Financing or any of the other transactions related thereto as determined by us in our sole discretion, other than any transactions that you have disclosed to us prior to the date hereof.

It should be understood that this letter does not constitute or give rise to any commitment or obligation on the part of Jefferies or any of its affiliates, to provide any portion of the Financing, provide any other financing, or provide any advisory or placement service in connection therewith. Any agreement to provide Financing will arise only after negotiation and execution of a separate written agreement acceptable to Jefferies and such affiliate, in their sole discretion with respect to any such Financing, and after consideration and internal approval, including but not limited to credit approval, by Jefferies and such affiliate, in their sole discretion, in addition to the above referenced qualifications (and we can give no assurance that such approval would be obtained).

This letter supercedes and replaces in all respects our highly confident letter addressed to you and dated May 29, 2003 and is solely for use by you, and may not be disclosed, except with our prior written consent, to anyone other than your officers, attorneys and advisors, and the officers, attorneys and advisors of State Auto and STFC, in each case on a confidential and need-to-know basis. Notwithstanding the foregoing, this letter may be disclosed by you in filings with the Ohio Securities Division, the Ohio Department of Insurance and the Securities and Exchange Commission related to State Auto and STFC, pursuant to applicable rules and regulations, and as otherwise required by law (and in each such event of permitted disclosure as required by law, you agree, to the extent permitted by law, to promptly to inform us).

You should be aware that other companies with interests that may conflict with you may be or become customers of Jefferies or its affiliates and Jefferies or its affiliates may be providing or in the future may provide financing or other services to them.

Jefferies & Company, Inc. is an investment-banking firm with an extensive fixed income presence and distribution capability. Since 1993, Jefferies has raised over $45 billion of debt for its clients. We are delighted to have this opportunity to work with you and look forward to assisting you with the consummation of the Transaction.

Very truly yours,

JEFFERIES & COMPANY, INC.

By:	/S/ JOHN CHILES

Title: M.D.

3